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                                                                      EXHIBIT 10


                                PENNZOIL COMPANY
                          SAVINGS AND INVESTMENT PLAN

               (As Amended and Restated Effective January 1, 1989
               and as Further Amended Effective January 1, 1994)


                                Sixth Amendment


                 Pennzoil Company, a Delaware corporation (the "Company"), having established the Pennzoil Company Savings and Investment Plan, effective December 20, 1986, having thereafter amended and restated said Plan effective January 1, 1989 as further amended effective January 1, 1994 and as thereafter amended (the "Plan"), and having reserved the right under Section 10.4 thereof to amend the Plan, does hereby amend the Plan, effective as of July 1, 1997, as follows:

                 1. Article I of the Plan is hereby amended by adding a new definition thereto, to read as follows:

                 "Change of Control: For purposes of this Plan, a Change of Control of the Company shall conclusively be deemed to have occurred
         (i) if the Board of Directors of the Company determines by resolution that a change in control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service, age or other prerequisites to benefits has occurred, or (ii) upon the occurrence of an event specified for such purposes as a change in control by resolution of the Board of Directors adopted not more than 60 days prior to the occurrence of such event which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service, age or other prerequisites to benefits. The Effective Date of a Change of Control shall be (x) in the case of such a Change in Control described as specified in clause (i) of the preceding sentence, the date (not more than 30 days prior to the date on which the Board of Directors makes the determination) the Board of Directors determines as the date on





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         which the Change of Control has occurred, or (y) in the case of such a
         Change in Control determined as specified in clause (ii) of the preceding sentence, the date of occurrence of the event specified by the Board of Directors as constituting such Change in Control."

                 2.       Article VII is hereby amended by adding a new Section
7.6 which shall read as follows:

                 "7.6     Terminated After Change of Control:  Notwithstanding
         the above provisions of this Article VII to the contrary, in the event that any Member's Service terminates for any reason within two years after a Change of Control has occurred, such Member shall be fully vested and shall be entitled to receive 100% of his Employer Contribution Account upon the date of his termination of Service."

                 IN WITNESS WHEREOF, Pennzoil Company has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 1st day of July, 1997, but effective as herein provided.

                                           PENNZOIL COMPANY



                                           By /s/ WILLIAM B. St. CLAIR
                                             -------------------------------
                                             William B. St. Clair
                                             Agent and Attorney-in-Fact

ATTEST:

/s/ LINDA F. CONDIT
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Secretary






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